Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Ameriguard Security Services, Inc. on Form 10-K of our Report of Independent Registered Public Accounting Firm, dated June 26, 2026 on the balance sheet of Ameriguard Security Services, Inc. as of December 31, 2025 and the related statements of operations, changes in stockholder’s equity and cash flows for the year then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Las Vegas, Nevada

June 26, 2026

9555 S Eastern Ave, Ste 280, Las Vegas, NV 89123 ● 702.703.5979 ● www.bushandassociatescpas.com